Filed Pursuant to Rule 424(b)(3)

Registration No. 333-118053

Prospectus Supplement No. 3 dated February 1, 2008

(to Prospectus dated August 15, 2007)

Sensus Metering Systems Inc.

$275,000,000

8 5/8% Senior Subordinated Notes due 2013

This Prospectus Supplement No. 3 supplements the Prospectus, dated August 15, 2007, as supplemented, relating to our 8 5/8% Senior Subordinated Notes due 2013 (the “notes”). Goldman, Sachs & Co. is continuing to make a market in the notes pursuant to the Prospectus, as supplemented.

This Prospectus Supplement No. 3 is comprised of our current report on Form 8-K filed with the Securities and Exchange Commission on February 1, 2008.

This Prospectus Supplement No. 3 should be read in conjunction with, and may not be delivered or utilized without, the Prospectus, as supplemented. This Prospectus Supplement No. 3 updates information in the Prospectus, as supplemented, and, accordingly, to the extent inconsistent, the information in this Prospectus Supplement No. 3 supersedes the information contained in the Prospectus, as supplemented.

Before you invest in the notes, you should read the Prospectus, as supplemented, and other documents we have filed with the Securities and Exchange Commission for more complete information about us and an investment in the notes. You may obtain these documents for free by visiting the Securities Exchange Commission’s website at www.sec.gov.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if the Prospectus, as supplemented, or this Prospectus Supplement No. 3 is truthful or complete. Any representation to the contrary is a criminal offense.

Investing in the notes involves risks. See “Risk Factors” beginning on page 10 of the Prospectus.

The date of this Prospectus Supplement No. 3 is February 1, 2008.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): January 31, 2008

Commission file number 333-113658

Sensus Metering Systems (Bermuda 2) Ltd.	Sensus Metering Systems Inc.
(Exact name of registrant as specified in its charter)	(Exact name of registrant as specified in its charter)

Bermuda	98-0413362	Delaware	51-0338883
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)	(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

8601 Six Forks Road, Suite 300, Raleigh, North Carolina 27615

(Address of principal executive offices) (Zip Code)

(919) 845-4017

(Registrants’ telephone number, including area code)

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On January 31, 2008, the Compensation Committee of the Board of Directors of Sensus Metering Systems (Bermuda 2) Ltd. (the “Company”) approved the following compensatory arrangements for Jose Hernandez in connection with his promotion to Vice President of Global Water & Heat Metering Systems, a newly formed business unit of the Company: (i) a one-time bonus of $38,652 and (ii) effective February 1, 2008, an increase in the maximum amount of Mr. Hernandez’s discretionary bonuses from 35% of his base salary to 40% of his base salary under the Company’s management incentive plan (filed as Exhibit 10.23 to the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2005). Mr. Hernandez’s one-time bonus was denominated in euros. The dollar amount provided above was determined based on the exchange rate for the conversion of euros to U.S. dollars as of January 31, 2008, which was approximately €1.00/$1.4866.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SENSUS METERING SYSTEMS (BERMUDA 2) LTD.

Dated: February 1, 2008	By:	/s/ Peter Mainz
	Name:	Peter Mainz
	Title:	Chief Operating Officer

SENSUS METERING SYSTEMS INC.

Dated: February 1, 2008	By:	/s/ Peter Mainz
	Name:	Peter Mainz
	Title:	Chief Operating Officer